Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 We hereby consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Form S-1 (Registration No. 333-219884) on Form S-3 of Fennec Pharmaceuticals Inc. (the “Company”) of our report dated March 28, 2018 relating to the consolidated financial statements, which appear in the Annual Report on Form 10-K for the year ended December 31, 2017.

HASKELL & WHITE LLP

Irvine, California

April 12, 2018